                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               UNISYS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously. Identify the previous filing by registration statement number,
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

                                                       Unisys Corporation
                                                       Unisys Way
                                                       Blue Bell, PA 19424-0001

[UNISYS LOGO]

March 18, 2004

Dear Fellow Stockholder:

     It is my pleasure to invite you to the Unisys 2004 Annual Meeting of Stockholders. This year's meeting will be held on Thursday, April 22, 2004, at The Hilton Inn at Penn, which is located at 3600 Sansom Street in Philadelphia, Pennsylvania. The meeting will begin at 9:30 a.m.

     Unisys delivered strong results in 2003. We achieved double-digit growth in our earnings and generated substantial cash flow from operations. We have now steadily grown our earnings and operational cash flow for three consecutive years in the midst of a highly volatile period for the information technology industry. We are proud of this record of financial consistency and the focus and execution that Unisys people are showing in the marketplace.

     Whether or not you plan to attend the annual meeting, I urge you to take a moment to vote on the items in this year's proxy statement. Most stockholders have a choice of voting their shares over the Internet, by telephone, or by completing, signing, and returning a proxy card. Voting by any of these means takes only a few minutes, and it will ensure that your shares are represented at the meeting. If you vote over the Internet, you will also be given the opportunity to access future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Electronic access saves the company the cost of producing and mailing these documents. I encourage you to take advantage of it.

     I look forward to seeing you at the annual meeting and to reporting on our accomplishments in 2003 and our priorities for 2004.

                                          Sincerely,

                                          /s/ Larry A. Weinbach
                                          Lawrence A. Weinbach
                                          Chairman, President and
                                          Chief Executive Officer

                                 [UNISYS LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 22, 2004

     Unisys Corporation will hold its 2004 Annual Meeting of Stockholders at The Hilton Inn at Penn, 3600 Sansom Street, Philadelphia, Pennsylvania, on Thursday, April 22, 2004, at 9:30 a.m. to:

          1. elect four directors and

          2. transact any other business properly brought before the meeting.

     Only record holders of Unisys common stock at the close of business on February 27, 2004 will be entitled to vote at the annual meeting.

                                          By Order of the Board of Directors,

                                          /s/ Nancy Straus Sundheim
                                          Nancy Straus Sundheim
                                          Senior Vice President, General Counsel
                                          and Secretary

Blue Bell, Pennsylvania
March 18, 2004

                                   IMPORTANT

YOUR VOTE IS IMPORTANT. MOST STOCKHOLDERS WILL HAVE A CHOICE OF VOTING OVER THE INTERNET, BY TELEPHONE, OR BY USING A TRADITIONAL PROXY CARD. PLEASE CHECK THE INFORMATION YOU HAVE RECEIVED TO SEE WHICH OPTIONS ARE AVAILABLE TO YOU.

                               TABLE OF CONTENTS

PROXY STATEMENT.............................................       1
  Required Vote.............................................       1
  Voting Procedures and Revocability of Proxies.............       1
ELECTION OF DIRECTORS.......................................       2
  Information Regarding Nominees and Directors..............       2
  Board Meetings; Attendance at Annual Meetings.............       6
  Independence of Directors.................................       6
  Committees................................................       6
  Code of Ethics and Business Conduct.......................       7
  Corporate Governance Guidelines...........................       7
  Stock Ownership Guidelines................................       9
  Communications with Directors.............................       9
  Audit Committee Report....................................       9
  Relationship with Independent Auditors....................      10
EQUITY COMPENSATION PLAN INFORMATION........................      11
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................      12
EXECUTIVE COMPENSATION......................................      14
  Summary Compensation Table................................      14
  Option Grants in Last Fiscal Year.........................      15
  Option Exercises and Fiscal Year-End Values...............      15
  Pension Plans.............................................      15
  Employment Agreements.....................................      16
  Change in Control Employment Agreements...................      17
  Transactions with Management..............................      18
  Compensation of Directors.................................      18
REPORT OF THE COMPENSATION COMMITTEE........................      19
  Compensation Program and Policies.........................      19
  Base Salary...............................................      19
  Variable Incentive Compensation...........................      19
  Long-Term Incentive Awards................................      20
  Compensation of the Chief Executive Officer...............      20
  Deductibility of Executive Compensation...................      20
STOCK PERFORMANCE GRAPH.....................................      22
GENERAL MATTERS.............................................      23
  Section 16(a) Beneficial Ownership Reporting Compliance...      23
  Policy on Confidential Voting.............................      23
  Stockholder Proposals and Nominations.....................      23
  Electronic Access to Proxy Materials and Annual Report....      23
  Householding of Proxy Statement and Annual Report.........      24
  Other Matters.............................................      24
APPENDIX A..................................................     A-1
Audit Committee Charter.....................................     A-1
APPENDIX B..................................................     B-1
Audit and Non-Audit Services Pre-Approval Policy............     B-1

                               UNISYS CORPORATION

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 22, 2004

     The Board of Directors of Unisys Corporation solicits your proxy for use at the 2004 Annual Meeting of Stockholders to be held on April 22, 2004 and at any adjournments. At the annual meeting, stockholders will be asked to elect four directors and transact any other business properly brought before the meeting.

     The record date for the annual meeting is February 27, 2004. Only holders of record of Unisys common stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 332,913,312 shares of common stock were outstanding. The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the meeting.

     This proxy statement, the proxy/voting instruction card and the annual report of Unisys, including the financial statements for 2003, are being mailed and made available on the Internet on or about March 18, 2004.

REQUIRED VOTE

     Each share of Unisys common stock outstanding on the record date is entitled to one vote on each matter to be voted upon. Directors will be elected by a plurality of the votes cast (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions and broker non-votes are not counted for purposes of the election of directors.

VOTING PROCEDURES AND REVOCABILITY OF PROXIES

     Your vote is important. Shares may be voted at the annual meeting only if you are present in person or represented by proxy. Most stockholders have a choice of voting (a) by completing a proxy/voting instruction card and mailing it in the postage-paid envelope provided, (b) over the Internet or (c) by telephone using a toll-free telephone number. Check the materials you have received to see which options are available to you and to obtain the applicable web site or telephone number. If you elected to receive proxy materials over the Internet, you should have already received e-mail instructions on how to vote electronically. Please be aware that if you vote over the Internet, you may incur costs associated with your electronic access, such as usage charges from Internet access providers and telephone companies, for which you will be responsible.

     The telephone and Internet voting procedures are designed to authenticate stockholders' identities by use of a control number, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. The Company has been advised by counsel that the telephone and Internet voting procedures are consistent with the requirements of applicable law.

     You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary of Unisys, by timely delivery of a properly executed later-dated proxy (including an Internet or telephone vote) or by voting in person at the meeting.

     The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

     If you properly complete and return your proxy, and do not revoke it, the proxy holders will vote your shares in accordance with your instructions. If your properly completed proxy gives no instructions, the proxy holders will vote your shares FOR the election of directors and in their discretion on any other matters that properly come before the annual meeting.

     If you are a participant in the Unisys Savings Plan, the proxy/voting instruction card will serve as voting instructions to the plan trustee for any whole shares of Unisys common stock credited to your account as of February 27, 2004. The trustee will vote those shares in accordance with your instructions if it receives your completed proxy by April 16, 2004. If the proxy is not timely received, or if you give no instructions on a matter to be voted upon, the trustee will vote the shares credited to your account in the same proportion as it votes those shares for which it received proper instructions from other participants.

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of ten members, divided into three classes. One class of directors is elected each year to hold office for a three-year term. The four directors whose terms expire in 2004, Henry C. Duques, Clayton M. Jones, Theodore E. Martin and Lawrence A. Weinbach, have been nominated for reelection. The remaining six directors will continue to serve as set forth below. Each of the nominees has agreed to serve as a director if elected, and Unisys believes that each nominee will be available to serve. However, the proxy holders have discretionary authority to cast votes for the election of a substitute should any nominee not be available to serve as a director.

INFORMATION REGARDING NOMINEES AND DIRECTORS

     The names and ages of the nominees and directors, their principal occupations and employment during the past five years, and other information regarding them are as follows.

                         NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

[DUQUES PHOTO]
                  HENRY C. DUQUES
                  Mr. Duques, 60, is a retired Chairman and Chief Executive Officer of First Data Corporation, an electronic commerce and payment services company. He is a Director of First Data Corporation, CheckFree Corporation and SunGard Data Systems, Inc. He has served as a Director of Unisys since 1998 and is a member of the Compensation Committee.

[JONES PHOTO]
                  CLAYTON M. JONES
                  Mr. Jones, 54, is a Director and Chairman, President and Chief Executive Officer of Rockwell Collins, Inc., a global aviation electronics and communications company. He has also held the positions of Executive Vice President of that company and Senior Vice President of its former parent company, Rockwell International Corporation. He has served as a Director of Unisys since February 2004 and is a member of the Compensation Committee.

[MARTIN PHOTO]
                  THEODORE E. MARTIN
                  Mr. Martin, 64, is a retired President and Chief Executive Officer of Barnes Group Inc., a manufacturer and distributor of automotive and aircraft components and maintenance products. He has also held the position of Executive Vice President-Operations of that company. He is a Director of Ingersoll-Rand Company, Applera Corporation and C.R. Bard, Inc. He has served as a Director of Unisys since 1995 and is a member of the Audit Committee and the Compensation Committee.

[WEINBACH PHOTO]
                  LAWRENCE A. WEINBACH
                  Mr. Weinbach, 64, is Chairman of the Board, President and Chief Executive Officer of Unisys. He previously served in the position of Managing Partner-Chief Executive of Andersen Worldwide, a global professional services organization. He is a Director of Avon Products, Inc. and UBS AG. He has served as a Director of Unisys since 1997 and is a member of the Finance Committee.

                   MEMBERS OF THE BOARD CONTINUING IN OFFICE
                             TERM EXPIRING IN 2005

[BOLDUC PHOTO]
                  J. P. BOLDUC
                  Mr. Bolduc, 64, is Chairman and Chief Executive Officer of JPB Enterprises, Inc., a merchant banking, venture capital and real estate investment holding company. He previously served in the positions of President and Chief Executive Officer, Vice Chairman, and Chief Operating Officer of W. R. Grace & Co., a specialty chemicals and health care company. Since April 2003 he has also served as Chief Executive Officer of J.
                  A. Jones, a group of private companies involved in construction and related services. He is a Director of Proudfoot PLC and EnPro Industries, Inc. He has served as a Director of Unisys since 1992 and is a member of the Finance Committee.

                  In February 2003, the SEC and Mr. Bolduc settled public administrative and cease-and-desist proceedings. Without admitting or denying the SEC's findings, Mr. Bolduc consented to the entry of a cease-and-desist order in which the SEC found that, between 1991 and 1995, while Mr. Bolduc was president and either chief operating officer or chief executive officer of W. R. Grace & Co. and a member of its board of directors, Grace fraudulently used reserves to defer income earned by a subsidiary, primarily to smooth earnings of its health care segment, in violation of the antifraud provisions of the federal securities laws, as well as the provisions that require public companies to keep accurate books and records, maintain appropriate internal accounting controls and file accurate annual and quarterly reports. The order generally finds that Mr. Bolduc, through his actions or omissions, was a cause of these violations. The order also notes that, during the period in question, Mr. Bolduc did not sell any of the substantial number of Grace shares that he owned. The SEC ordered Mr. Bolduc to cease and desist from committing or causing any violation or future violation of the antifraud and reporting requirements of the federal securities laws. It did not impose any fines, penalties or bars on Mr. Bolduc.

[DUDERSTADT PHOTO]
                  JAMES J. DUDERSTADT
                  Dr. Duderstadt, 61, is President Emeritus and University Professor of Science and Engineering at the University of Michigan. He is a Director of CMS Energy Corporation. He has served as a Director of Unisys since 1990 and is a member of the Nominating and Corporate Governance Committee.

[FLETCHER PHOTO]
                  DENISE K. FLETCHER
                  Ms. Fletcher, 55, is a former Executive Vice President and Chief Financial Officer of MasterCard International, an international payment solutions company. Before joining MasterCard, she served as Chief Financial Officer of Bowne Inc., a global document management and information services provider. She has served as a Director of Unisys since 2001 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

                   MEMBERS OF THE BOARD CONTINUING IN OFFICE
                             TERM EXPIRING IN 2006

[FOSLER PHOTO]
                  GAIL D. FOSLER
                  Ms. Fosler, 56, is Executive Vice President and Chief Economist of The Conference Board, a business-sponsored, nonprofit research organization. She is a Director of Baxter International Inc., Caterpillar, Inc. and DBS Holdings (Singapore). She has served as a Director of Unisys since 1993 and is a member of the Audit Committee and the Finance Committee.

[HOGAN PHOTO]
                  RANDALL J. HOGAN
                  Mr. Hogan, 48, is a Director and Chairman and Chief Executive Officer of Pentair, Inc., a diversified manufacturer of power tool products, water and wastewater transport, storage and treatment products and enclosures for the protection of controls and components. He has also held the positions of President and Chief Operating Officer and Executive Vice President of that company and President of its Electronic Enclosures Group. He has served as a Director of Unisys since March 2004 and is a member of the Nominating and Corporate Governance Committee.

[HUSTON PHOTO]
                  EDWIN A. HUSTON
                  Mr. Huston, 65, is a retired Vice Chairman of Ryder System, Inc., an international logistics and transportation solutions company. He has also served as Senior Executive Vice President-Finance and Chief Financial Officer of that company. He is a Director of Answerthink, Inc., Enterasys Networks, Inc. and Kaman Corporation. He has served as a Director of Unisys since 1993 and is a member of the Audit Committee.

BOARD MEETINGS; ATTENDANCE AT ANNUAL MEETINGS

     The Board of Directors held six meetings in 2003. During 2003, all directors attended at least 75 percent of the meetings of the Board of Directors and standing Committees on which they served.

     It is the Company's policy that all directors should attend the annual meeting of stockholders. All of the Company's directors attended the 2003 annual meeting.

INDEPENDENCE OF DIRECTORS

     All of the Company's directors other than Mr. Weinbach meet the independence requirements prescribed by the New York Stock Exchange and, in the case of members of the Audit Committee, also meet the audit committee independence requirements prescribed by the SEC. In assessing whether a director has a material relationship with Unisys (either directly or as a partner, stockholder or officer of an organization that has a relationship with Unisys), the Board uses the criteria outlined below in paragraph 2 of "Corporate Governance Guidelines." All non-management directors other than Mr. Bolduc met these criteria in 2003. During 2003, Mr. Bolduc owned 43% of a company that provides marketing services. In 2003, that company provided services to Unisys for fees of $193,800, an amount which exceeded 1% of that company's 2003 revenue. Mr. Bolduc has informed the Board that he has terminated all relationships with that company. In light of this, the Board has concluded that Mr. Bolduc does not have a material relationship with Unisys and is independent.

COMMITTEES

     The Board of Directors has a standing Audit Committee, Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee. The specific functions and responsibilities of each committee are set forth in its charter, which is available on the Company's Internet web site at www.unisys.com in the Investors section under Corporate Governance and Board of Directors. The Audit Committee charter is also attached as Appendix A to this Proxy Statement.

     The Audit Committee assists the Board in its oversight of the integrity of the Company's financial statements and its financial reporting and disclosure practices, the soundness of its systems of internal financial and accounting controls, the independence and qualifications of its independent auditors, the performance of its internal and independent auditors, the Company's compliance with legal and regulatory requirements and the soundness of its ethical and environmental compliance programs. The Audit Committee held nine meetings in 2003. As of March 2, 2004, its members are Ms. Fletcher, Ms. Fosler, Mr. Huston (chair) and Mr. Martin. The Board has determined that each of Ms. Fletcher, Mr. Huston and Mr. Martin is an audit committee financial expert as defined by the SEC.

     The Compensation Committee oversees the compensation of the Company's executives, the Company's executive management structure, the compensation-related policies and programs involving the Company's executive management and the level of benefits of officers and key employees. It also oversees the Company's diversity programs. The Compensation Committee held six meetings in 2003. As of March 2, 2004, its members are Mr. Duques (chair), Mr. Jones and Mr. Martin.

     The Finance Committee oversees the Company's financial affairs, including its capital structure, financial arrangements, capital spending and acquisition and disposition plans. It also oversees the management and investment of funds in the pension, savings and welfare plans sponsored by the Company. The Finance Committee held six meetings in 2003. As of March 2, 2004, its members are Mr. Bolduc (chair), Ms. Fosler and Mr. Weinbach.

     The Nominating and Corporate Governance Committee identifies and reviews candidates and recommends to the Board of Directors nominees for membership on the Board of Directors. It also oversees the Company's corporate governance. In identifying candidates for Board membership, the Nominating and Corporate Governance Committee considers a number of factors including independence, experience, strength of character, mature judgment, technical skills, diversity, age and the extent to which the individual would fill a present need on the Board. In early 2004, the committee recommended, and the Board elected, two new directors to fill vacancies created by retiring directors. As part of the selection process, the committee also looked for candidates who were in a senior management position in a public company and who had a background in engineering, technology or consulting. The committee retained a third-party search firm to assist in identifying qualified candidates. The committee will consider recommendations on director candidates received from stockholders and other qualified sources. Stockholder recommendations must be in writing and addressed to the Chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Unisys Corporation, Unisys Way, Blue Bell, Pennsylvania 19424. The Nominating and Corporate Governance Committee held four meetings in 2003. As of March 2, 2004, its members are Dr. Duderstadt (chair), Ms. Fletcher and Mr. Hogan.

CODE OF ETHICS AND BUSINESS CONDUCT

     Unisys has a code of ethics, the Unisys Code of Ethics and Business Conduct, that applies to all employees, officers (including the chief executive officer, chief financial officer and controller) and directors. The code is posted on the Company's Internet web site at www.unisys.com in the Investors section under Corporate Governance and Board of Directors. The Company intends to post amendments to or waivers from the code (to the extent applicable to the Company's chief executive officer, chief financial officer or controller) at this location on its web site.

CORPORATE GOVERNANCE GUIDELINES

     The Board of Directors has adopted Guidelines on Significant Corporate Governance Issues. The full text of these guidelines is available on the Company's Internet web site at www.unisys.com in the Investors section under Corporate Governance and Board of Directors. Among other matters, the guidelines cover the following:

           1. A majority of the Board of Directors shall qualify as independent under the listing standards of the New York Stock Exchange.

           2. The Nominating and Corporate Governance Committee reviews annually with the Board the independence of outside directors. Following this review, only those directors who meet the independence qualifications prescribed by the New York Stock Exchange and who the Board affirmatively determines have no material relationship with the Company will be considered independent. The guidelines provide that the following commercial or charitable relationships will not be considered to be material relationships that would impair independence: (a) if a director is an executive officer or partner of, or owns more than a ten percent equity interest in, a company that does business with Unisys, and sales to or purchases from Unisys are less than one percent of the annual revenues of that company and (b) if a director is an officer, director or trustee of a charitable organization, and Unisys donates less than one percent of that organization's charitable receipts.

           3. Directors should not, except in rare circumstances approved by the Board, draw any consulting, legal or other fees from the Company. In no event shall any member of the Audit Committee receive any compensation from the Company other than directors' fees.

           4. Membership on the Audit, Compensation and Nominating and Corporate Governance Committees is limited to directors who meet the independence criteria of the New York Stock Exchange.

           5. Directors may not stand for election after age 70 or continue to serve beyond the annual stockholders' meeting following the attainment of age 70.

           6. Directors should volunteer to resign from the Board upon a change in position, including retirement, from the position they held when they were elected to the Board. The Board, through the Nominating and Corporate Governance Committee, will then make a determination whether continued Board membership is appropriate under the circumstances. In addition, if the Company's chief executive officer resigns from that position, he is expected to offer his resignation from the Board at the same time.

           7. The Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of its current make-up, and will consider factors such as independence, experience, strength of character, mature judgment, technical skills, diversity and age in its assessment of the needs of the Board.

           8. The Company should maintain an orientation program for new directors and continuing education programs for all directors.

           9. The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.

          10. The non-management directors should meet in executive session, without the chief executive officer and other members of management, on a regularly scheduled basis. They may also meet in executive session at any time upon request. The position of presiding director for these meetings will rotate, meeting by meeting, among the chairpersons of the Audit Committee, the Compensation Committee and the Finance Committee.

          11. The non-management directors will evaluate the performance of the chief executive officer annually and will meet in executive session, led by the chairperson of the Compensation Committee, to review this performance. The evaluation is based on objective criteria, including performance of the business, accomplishment of long-term strategic objectives and development of management. Based on this evaluation, the Compensation Committee will recommend, and the members of the Board who meet the independence criteria of the New York Stock Exchange will determine and approve, the compensation of the chief executive officer.

          12. To assist the Board in its planning for the succession to the position of chief executive officer, the chief executive officer is expected to provide an annual report on succession planning to the Compensation Committee.

          13. Board members have complete access to Unisys management. Members of senior management who are not Board members regularly attend Board meetings, and the Board encourages senior management, from time to time, to bring into Board meetings other managers who can provide additional insights into the matters under discussion.

          14. The Board and its committees have the right at any time to retain independent outside financial, legal or other advisors.

STOCK OWNERSHIP GUIDELINES

     In 1998, the Board established stock ownership guidelines for both directors and elected officers in order to more closely link their interests with those of stockholders. Under the guidelines, directors and elected officers are expected to own, within specified time periods, Unisys stock or stock units having a value equal to a multiple of their annual retainer, in the case of directors, or their base salary, in the case of elected officers. Stock options, including vested stock options, do not count toward fulfillment of the ownership guidelines.

COMMUNICATIONS WITH DIRECTORS

     Stockholders may send communications to the Board of Directors or to the non-management directors as a group by writing to them c/o Corporate Secretary, Unisys Corporation, Unisys Way, Blue Bell, Pennsylvania 19424. All communications directed to Board members will be delivered to them.

AUDIT COMMITTEE REPORT

     In performing its oversight responsibilities and in accordance with its responsibilities under its charter, the Audit Committee has reviewed and discussed the audited financial statements with management and with Ernst & Young LLP, the Company's independent auditors. The Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee has discussed with Ernst & Young LLP their independence and has received from them the written disclosures required by the Independence Standards Board. The Committee has also considered the compatibility of audit-related services, tax services and other non-audit services with the auditors' independence.

     Based on these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

                                                          Audit Committee (2003)

                                                            James J. Duderstadt*
                                                              Denise K. Fletcher
                                                                  Gail D. Fosler
                                                                 Edwin A. Huston
                                                              Theodore E. Martin
---------------

* Effective March 2, 2004, Dr. Duderstadt moved from the Audit Committee to the Nominating and Corporate Governance Committee.

RELATIONSHIP WITH INDEPENDENT AUDITORS

     Ernst & Young LLP has served as the Company's independent auditors since 1986. Under the Sarbanes-Oxley Act, Ernst & Young was required to rotate the partner responsible for the Unisys engagement after the completion of the 2003 audit. The 2004 audit plan will be considered by the Audit Committee at the committee's regularly scheduled meeting in late April 2004. The Audit Committee anticipates engaging independent auditors for 2004 after it has an opportunity to review and approve the plan in accordance with its responsibilities as outlined in the Audit Committee Charter. Representatives of Ernst & Young will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders.

     Ernst & Young LLP has billed the Company the following fees for professional services rendered in respect of the years ended December 31, 2003 and 2002 (in millions of dollars):

                                                 2003   2002
                                                 ----   ----
Audit Fees.....................................  $4.4   $3.5*
Audit-Related Fees.............................   1.3    1.6
Tax Fees.......................................   2.0    2.0
All Other Fees.................................    --     .2

---------------

* This amount includes an additional $0.2 million in expenses that were not shown in last year's proxy statement.

     Audit fees consist of fees for the audit and review of the Company's financial statements, statutory audits, comfort letters, consents and assistance with and review of documents filed with the SEC. Audit fees in 2003 increased primarily because the Company reduced the amount of internal audit assistance it provided to Ernst & Young in order to use those resources to meet the requirements of the Sarbanes-Oxley Act. Audit-related fees consist of fees for employee benefit plan audits, accounting advice regarding specific transactions, internal control reviews (2002 only) and various attestation engagements. Tax fees generally represent fees for tax compliance and advisory services.

     The Audit Committee annually reviews and pre-approves the services that may be provided by the independent auditors. The committee has also adopted an Audit and Non-Audit Services Pre-Approval Policy that contains a list of pre-approved services, which the committee may revise from time to time. The pre-approval policy is attached as Appendix B to this Proxy Statement. The Audit Committee has delegated pre-approval authority, up to a fee limitation of $150,000 per service, to the chairman of the committee. The chairman of the committee will report any such pre-approval decision to the Audit Committee at its next scheduled meeting.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth information as of December 31, 2003 with respect to compensation plans under which Unisys common stock is authorized for issuance.

                                                                                        NUMBER OF SECURITIES
                                     NUMBER OF SECURITIES                              REMAINING AVAILABLE FOR
                                         TO BE ISSUED            WEIGHTED-AVERAGE       FUTURE ISSUANCE UNDER
                                       UPON EXERCISE OF         EXERCISE PRICE OF     EQUITY COMPENSATION PLANS
                                     OUTSTANDING OPTIONS,      OUTSTANDING OPTIONS,     (EXCLUDING SECURITIES
                                      WARRANTS AND RIGHTS      WARRANTS AND RIGHTS    REFLECTED IN COLUMN (A))
PLAN CATEGORY                                 (A)                      (B)                       (C)
-------------                      -------------------------   --------------------   -------------------------
Equity compensation
plans approved by                       33.441 million(1)           $ 20.69(3)             29.031 million(4)
security holders.................         .247 million(2)           $  0
Equity compensation
plans not approved by                    8.057 million(6)           $ 10.45                  .044 million(8)
security holders(5)..............         .231 million(7)           $  0
Total............................       41.976 million              $ 18.70                29.075 million

---------------

(1) Represents stock options, including options for approximately 3,500 shares granted under compensation plans assumed in connection with acquisitions.

(2) Represents restricted share units.

(3) Weighted-average exercise price of outstanding options under compensation plans assumed in connection with acquisitions is $28.25.

(4) Comprises 19.560 million shares under the Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan (the "2003 Plan") and 9.471 million shares under the Unisys Corporation Employee Stock Purchase Plan.

(5) Comprises the Unisys Corporation Director Stock Unit Plan (the "Stock Unit Plan") described at page 18 and the 2002 Stock Option Plan (the "2002 Plan"). Under the 2002 Plan, stock options could be granted to key employees other than officers to purchase the Company's common stock at no less than 100% of fair market value at the date of grant. Options generally have a maximum duration of ten years and become exercisable in four equal annual installments beginning one year after the date of grant. The 2002 Plan was replaced by the 2003 Plan, approved by stockholders in 2003. No further awards will be made under the 2002 Plan, and no shares (other than shares subject to outstanding options and other awards previously made) are available for future issuance under the 2002 Plan.

(6) Represents options granted under the 2002 Plan.

(7) Represents stock units granted under the Stock Unit Plan.

(8) Stock Unit Plan only.

         SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Shown below is information with respect to persons or groups that beneficially own more than five percent of Unisys common stock. This information is derived from Schedules 13G filed by such persons or groups in 2004.

NAME AND ADDRESS OF                                           NUMBER OF SHARES    PERCENT
BENEFICIAL OWNER                                              OF COMMON STOCK     OF CLASS
-------------------                                           ----------------    --------
Brandes Investment Partners, LLC............................     27,793,626(1)       8.4
Brandes Investment Partners, Inc.
Brandes Worldwide Holdings, LP
Charles H. Brandes
Glenn R. Carlson
Jeffrey A. Busby
11988 El Camino Real, Suite 500
San Diego, CA 92130

Citigroup Inc. .............................................     18,245,765(2)(3)    5.5(3)
399 Park Avenue
New York, NY 10043

Merrill Lynch & Co. Inc. ...................................     21,705,831(2)      6.57
(on behalf of Merrill Lynch Investment
Managers)
World Financial Center, North Tower
250 Vesey Street
New York, NY 10381

---------------

(1) Shared dispositive power has been reported for 27,793,626 shares. Shared voting power has been reported for 20,661,373 shares.

(2) Shared dispositive and shared voting power has been reported for all shares.

(3) Includes 17,081,907 shares held by Citigroup Global Markets Holdings Inc., 388 Greenwich Street, New York, NY 10013.

     Shown below are the number of shares of Unisys common stock (or stock units) beneficially owned as of March 1, 2004, by all directors and nominees, each of the executive officers named on page 14, and all directors and officers of Unisys as a group. No individual named below beneficially owns more than one percent of the outstanding shares of Unisys common stock. All directors and officers as a group beneficially own 2.1% of the shares of Unisys common stock deemed outstanding.

                                                                            ADDITIONAL SHARES OF
BENEFICIAL                                          NUMBER OF SHARES         COMMON STOCK DEEMED
OWNER                                            OF COMMON STOCK(1)(2)    BENEFICIALLY OWNED(1)(3)
----------                                       ----------------------   -------------------------
J. P. Bolduc...................................          32,632                      26,500
James J. Duderstadt............................          19,760                      26,500
Henry C. Duques................................          26,794                      26,500
Denise K. Fletcher.............................           6,890                       9,000
Gail D. Fosler.................................          33,430                      26,500
George R. Gazerwitz............................          15,989                     625,000
Janet B. Haugen................................          22,828                     327,250
Randall J. Hogan...............................               0                           0
Edwin A. Huston................................          22,055                      26,500
Clayton M. Jones...............................             173                           0
Theodore E. Martin.............................          58,746                      26,500
Joseph W. McGrath..............................          48,851                     436,250
Janet B. Wallace...............................          11,357                     263,750
Lawrence A. Weinbach...........................         255,707                   3,163,000
All directors and officers as a group..........         759,626                   6,699,050

---------------

(1) Includes shares reported by directors and officers as held directly or in the names of spouses, children or trusts as to which beneficial ownership may have been disclaimed.

(2) Includes:

     (a) Shares held under the Unisys Savings Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code, as follows:
         Mr. Gazerwitz, 2,989; Ms. Haugen, 1,292; Mr. McGrath, 1,118; Ms. Wallace, 1,108; Mr. Weinbach, 1,064; officers as a group, 24,315. With respect to such shares, plan participants have authority to direct voting.

     (b) Stock units deferred under the Unisys Corporation Deferred Compensation Plan as follows: Mr. Gazerwitz, 13,000; Mr. McGrath, 34,894; officers as a group, 83,186. Deferred stock units are payable in shares of Unisys common stock upon termination of employment or any date at least five years (two years for stock units deferred after January 1, 2001) after the deferral. They may not be voted.

     (c) 60,000 restricted share units for officers as a group. Restricted share units are payable in shares of Unisys common stock upon vesting. They may not be voted.

     (d) Stock units, as described on page 18, for directors as follows: Mr. Bolduc, 19,382; Dr. Duderstadt, 18,710; Mr. Duques, 21,794; Ms. Fletcher, 6,890; Ms. Fosler, 17,280; Mr. Huston, 21,055; Mr. Jones, 173; and Mr. Martin, 38,746. They may not be voted.

(3) Shares shown are shares subject to options exercisable within 60 days following March 1, 2004

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation paid to the chief executive officer and the other four most highly compensated executive officers of Unisys in 2003 (the "Named Officers") for services rendered in all capacities to Unisys for 2003, 2002 and 2001.

                                                                                 LONG-TERM COMPENSATION
                                                                            ---------------------------------
                           ANNUAL COMPENSATION                                      AWARDS            PAYOUTS
-------------------------------------------------------------------------   -----------------------   -------
                                                                OTHER                    SECURITIES
                                                                ANNUAL      RESTRICTED   UNDERLYING    LTIP     ALL OTHER
                                                               COMPEN-        STOCK       OPTIONS/    PAYOUTS    COMPEN-
NAME AND                            SALARY(1)    BONUS(1)     SATION(2)      AWARD(S)     SARS(3)       (3)     SATION(4)
PRINCIPAL POSITION           YEAR      ($)          ($)          ($)           ($)          (#)         ($)        ($)
------------------           ----   ----------   ---------   ------------   ----------   ----------   -------   ----------
Lawrence A. Weinbach.......  2003   1,400,000      770,000     190,776         --          300,000      --         4,000
  Chairman, President and    2002   1,380,000    1,050,000     249,689         --        1,500,000      --       332,813
  Chief Executive Officer    2001   1,320,000           --     155,115         --          500,000      --       332,213

George R. Gazerwitz........  2003     541,669      220,000         176         --          100,000      --         4,000
  Executive Vice             2002     500,012      275,000          --         --          400,000      --       115,494
  President                  2001     491,679           --          --         --          100,000      --       114,894

Joseph W. McGrath..........  2003     550,000      220,000       1,710         --          100,000      --         4,000
  Executive Vice             2002     533,340      310,000       9,725         --          400,000      --        74,461
  President                  2001     450,000           --          --         --           75,000      --        73,861

Janet B. Wallace...........  2003     450,000      130,000          --         --           75,000      --         4,000
  Executive Vice             2002     435,000      200,000          --         --          250,000      --        48,441
  President(5)               2001     360,000           --          --         --           60,000      --        46,991

Janet B. Haugen............  2003     450,000      135,000          --         --           80,000      --         4,000
  Senior Vice President      2002     433,333      210,000      11,041         --          250,000      --        25,800
  and Chief Financial        2001     350,000           --       1,252         --           50,000      --        24,350
  Officer

---------------

(1) Amounts shown include compensation deferred under the Unisys Savings Plan or the Unisys Corporation Deferred Compensation Plan.

(2) Amounts shown for 2003 for Mr. Weinbach are tax reimbursements and personal benefits, including $47,000 for personal use of a corporate apartment. Amounts shown for Mr. McGrath and Mr. Gazerwitz for 2003 are tax reimbursements.

(3) Although the Company's long-term incentive plan permits grants of free-standing stock appreciation rights and the payment of performance awards, no such grants or payments were made to any of the Named Officers during the years presented.

(4) Amounts shown for 2003 for each Named Officer are Company matching contributions under the Unisys Savings Plan.

(5) Ms. Wallace was elected an Executive Vice President in February 2004. She had been a Senior Vice President.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information on grants of stock options during 2003 to the Named Officers. No stock appreciation rights were granted during 2003.

                                                                              POTENTIAL REALIZABLE VALUE
                                                                                AT ASSUMED ANNUAL RATES
                                                                              OF STOCK PRICE APPRECIATION
                           INDIVIDUAL GRANTS(1)                                   FOR OPTION TERMS(2)
---------------------------------------------------------------------------   ---------------------------
                              NUMBER
                                OF          % OF
                            SECURITIES     TOTAL
                            UNDERLYING    OPTIONS     EXERCISE
                             OPTIONS     GRANTED TO   OR BASE
                             GRANTED     EMPLOYEES    PRICE(3)   EXPIRATION
NAME                           (#)        IN 2003      ($/SH)     DATE(4)        5%($)          10%($)
----                        ----------   ----------   --------   ----------   ------------   ------------
Lawrence A. Weinbach......   300,000        5.6        8.4150     2/13/13      1,587,630      4,023,390
George R. Gazerwitz.......   100,000        1.9        8.4150     2/13/13        529,210      1,341,130
Joseph W. McGrath.........   100,000        1.9        8.4150     2/13/13        529,210      1,341,130
Janet B. Wallace..........    75,000        1.4        8.4150     2/13/13        396,908      1,005,848
Janet B. Haugen...........    80,000        1.5        8.4150     2/13/13        423,368      1,072,904

---------------

(1) Options were granted on February 13, 2003 and become exercisable in four equal annual installments, beginning one year after the date of grant. Options become immediately exercisable in the event of a change in control (as defined in the long-term incentive plan).

(2) Illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming specified annual rates of appreciation on Unisys common stock over the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.

(3) The exercise price is the fair market value (calculated as the average of the high and low quoted sales prices through the official close of the New York Stock Exchange at 4:00 p.m.) of a share of Unisys common stock on February 13, 2003, the date of grant.

(4) The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to option exercises during 2003 and unexercised stock options held by the Named Officers at December 31, 2003.

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                            OPTIONS AT              IN-THE-MONEY OPTIONS AT
                             SHARES                      DECEMBER 31, 2003           DECEMBER 31, 2003(1)
                            ACQUIRED      VALUE                 (#)                           ($)
                           ON EXERCISE   REALIZED   ---------------------------   ---------------------------
NAME                           (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       -----------   --------   -----------   -------------   -----------   -------------
Lawrence A. Weinbach.....     --           --        2,513,000      1,800,000      3,411,825      2,959,875
George R. Gazerwitz......    81,250      696,094       450,000        475,000        137,250      1,055,250
Joseph W. McGrath........     --           --          273,750        456,250        137,250      1,055,250
Janet B. Wallace.........     --           --          155,000        305,000         85,781        739,969
Janet B. Haugen..........     --           --          222,250        308,750        454,450        806,167

---------------

(1) Difference between the closing price for Unisys common stock on December 31, 2003 and the exercise price.

PENSION PLANS

     The table below shows the aggregate annual amounts at age 62 that would be received from the Unisys Pension Plan (the "Pension Plan"), the Supplemental Executive Retirement Plan (the "Supplemental Plan") and the Elected Officer Pension Plan (the "Officer Plan").

     The Pension Plan and Supplemental Plan generally are available to all employees located in the United States. The Officer Plan is available to officers, including the Named Officers, who satisfy certain minimum service requirements. The aggregate pension amount payable under the Officer Plan is offset by benefits paid under the Pension Plan, the Supplemental Plan and any applicable subsidiary plan. The amounts shown in the table are computed on a single life annuity basis and are subject to a reduction equal to 50% of the participant's primary social security benefit.

                                               YEARS OF SERVICE
   ASSUMED FINAL       -----------------------------------------------------------------
AVERAGE COMPENSATION      5          10         15         20         25      30 OR MORE
--------------------   --------   --------   --------   --------   --------   ----------
200,0$00........       $ 40,000   $ 80,000   $ 90,000   $100,000   $110,000    $120,000
300,000........          60,000    120,000    135,000    150,000    165,000     180,000
400,000........          80,000    160,000    180,000    200,000    220,000     240,000
500,000........         100,000    200,000    225,000    250,000    275,000     300,000
600,000........         120,000    240,000    270,000    300,000    330,000     360,000
700,000........         140,000    280,000    315,000    350,000    385,000     420,000
800,000........         160,000    320,000    360,000    400,000    440,000     480,000
900,000........         180,000    360,000    405,000    450,000    495,000     540,000
1,000,000......         200,000    400,000    450,000    500,000    550,000     600,000

     Final Average Compensation generally corresponds to the amounts shown in the Summary Compensation Table under the headings Salary and Bonus. However, Final Average Compensation is calculated using the individual's highest 60 consecutive months of compensation out of the final 120 months of employment and thus will differ somewhat from the amounts shown in the Summary Compensation Table. Final Average Compensation for the Named Officers as of March 1, 2004 is as follows: G. R. Gazerwitz -- $701,010; J. W. McGrath -- $578,071; J. B. Wallace -- $481,200; J. B. Haugen -- $472,502. Full years of credited service under the pension plans for the Named Officers as of March 1, 2004 are as follows: G. R. Gazerwitz -- 22 years; J. W. McGrath -- five years; J. B.
Wallace -- four years; J. B. Haugen -- seven years.

     Pursuant to the employment agreement described below, Lawrence A. Weinbach is vested in an annual pension benefit as follows: 6 years of service -- $860,000; 7 or more years -- $1,000,000. He is currently credited with six full years of service.

EMPLOYMENT AGREEMENTS

     On April 25, 2002, the Company entered into a new employment agreement with Lawrence A. Weinbach, covering the terms and conditions of Mr. Weinbach's employment as Chairman of the Board, President and Chief Executive Officer for the period from April 1, 2002 through January 31, 2005. The agreement provides for a minimum base salary of $1,400,000 per year, effective April 1, 2002, subject to annual review by the Compensation Committee, and also provides for an increase in Mr. Weinbach's salary to not less than $1,500,000 in 2003 if the Company has met certain 2002 financial targets. He is eligible for an annual bonus award at a target bonus level of not less than 100% of base salary. The actual bonus payable, if any, is to be determined by the Compensation Committee in its sole discretion but may not exceed 200% of target. Mr. Weinbach is eligible to participate in the benefit programs generally made available to executive officers, is entitled to the pension benefits discussed above, and is eligible to receive stock option and other long-term incentive awards under the Company's long-term incentive plan. Upon his termination of employment, the Company will purchase and transfer to Mr. Weinbach an annuity that, together with payments from the Unisys Pension Plan, will pay 40% of his pension benefits described above. In addition, the Company will make a gross-up payment to Mr. Weinbach to cover all taxes incurred by him upon the transfer of the annuity. If Mr. Weinbach's employment is terminated under certain circumstances, the agreement provides for him to receive continued payment of his base salary for the remainder of the term (but in no event less than one year's base salary) and, for the one-year period following the date of termination, a bonus in an amount equal to his target bonus percentage times the base salary paid during such period. He will also be entitled to continued medical and dental coverage through the remaining term of the agreement, full vesting in outstanding awards under the long-term incentive plan, and one additional year of service for pension purposes. Salary continuation amounts paid to Mr. Weinbach after two years from the date of employment termination will be reduced by the amount of any cash compensation he receives for services rendered to any entity other than Unisys. Mr. Weinbach is also party to a change in control agreement with the Company, as described below. He is not entitled to receive duplicate payments under the change in control agreement and his employment agreement.

     The Company and Joseph W. McGrath are parties to an agreement that terminates on December 31, 2004. Under this agreement, if Mr. McGrath's employment terminates under certain circumstances, he will be entitled to receive continued payment of his base salary, annual bonuses under the Company's executive variable compensation plan, continued benefit accrual under the Elected Officer Pension Plan and continued medical and dental benefits for two years from the date of termination. Payments made to Mr. McGrath under this agreement will be reduced by the amount of any cash compensation he receives for services rendered to any entity other than Unisys. Mr. McGrath is also party to a change in control agreement. He is not entitled to receive duplicate payments under the change in control agreement and this agreement.

CHANGE IN CONTROL EMPLOYMENT AGREEMENTS

     The Company has entered into change in control employment agreements with its executive officers including the Named Officers. The agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. A change in control is generally defined as (i) the acquisition of 20% or more of Unisys common stock, (ii) a change in the majority of the Board of Directors unless approved by the incumbent directors (other than as a result of a contested election) and (iii) certain reorganizations, mergers, consolidations, liquidations or dissolutions. Each agreement has a term ending on the third anniversary of the date of the change in control. These agreements, which are the same in substance for each executive, provide that in the event of a change in control each executive will have specific rights and receive certain benefits. Those benefits include the right to continue in the Company's employ during the term, performing comparable duties to those being performed immediately prior to the change in control and at compensation and benefit levels that are at least equal to the compensation and benefit levels in effect immediately prior to the change in control. Upon a termination of employment under certain circumstances following a change in control, the terminated executive will be entitled to receive special termination benefits, including a lump sum payment equal to three years base salary and bonus and the actuarial value of the pension benefit the executive would have accrued had the executive remained employed for three years following the termination date. The special termination benefits are payable if the Company terminates the executive without cause, the executive terminates employment for certain enumerated reasons (including a reduction in the executive's compensation or responsibilities or a change in the executive's job location), or the executive voluntarily terminates employment for any reason during the 30-day period following the first anniversary of the date of the change in control. If any payment or distribution by the Company to the executive is determined to be subject to the excise tax imposed by section 4999 of the Internal Revenue Code, the executive is entitled to receive a payment on an after-tax basis equal to the excise tax imposed. The executive is under no obligation to mitigate amounts payable under these agreements, and to the extent the executive has a separate employment agreement with the Company with conflicting rights, the executive is allowed the greater entitlement.

TRANSACTIONS WITH MANAGEMENT

     During 2003, the law firm Pepper Hamilton LLP provided legal services to Unisys for fees of approximately $594,000. The husband of Nancy Straus Sundheim is a partner in that firm. Ms. Sundheim is Senior Vice President, General Counsel and Secretary of Unisys.

COMPENSATION OF DIRECTORS

     The Company's non-employee directors receive an annual retainer of $50,000, an annual attendance fee of $10,000 for regularly scheduled Board and committee meetings and a meeting fee of $1,000 for attendance at certain additional Board and committee meetings. Chairmen of committees other than the audit committee also receive an annual $5,000 retainer. In February 2004, the annual retainer for the chair of the audit committee was increased to $10,000. During 2003, each non-employee director also received an option to purchase 12,000 shares of Unisys common stock. Stock options vest in four equal annual installments beginning one year after the date of grant. The annual retainers and annual attendance fee are paid in monthly installments, with 50% of each installment paid in cash and 50% in the form of common stock equivalent units. The value of each stock unit at any point in time is equal to the value of one share of Unisys common stock. Stock units are recorded in a memorandum account maintained for each director. A director's stock unit account is payable in Unisys common stock, either upon termination of service or on any date at least five years (two years for stock units awarded after January 1, 2001) after the stock units are awarded, at the director's option. Directors do not have the right to vote with respect to any stock units. Directors also have the opportunity to defer until termination of service, or until any date at least two years after the deferral, all or a portion of their cash fees. Any deferred cash amounts, and earnings or losses thereon, are recorded in a memorandum account maintained for each director. The right to receive future payments of deferred cash accounts is an unsecured claim against the Company's general assets. Directors who are employees of the Company do not receive any cash, stock units or stock options for their services as directors.

                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION PROGRAM AND POLICIES

     The Compensation Committee oversees the Company's executive compensation program. In this capacity, the Committee reviews compensation levels of elected officers, evaluates performance, considers management succession and related matters and administers the Company's incentive plans, including its executive variable compensation plan and its long-term incentive plans.

     The Company's executive compensation program is designed to attract and retain executives responsible for the Company's long-term success, to reward executives for achieving both financial and strategic company goals, to align executive and stockholder interests through long-term, equity-based plans and to provide a compensation package that recognizes individual contributions as well as overall business results. As a result, a substantial portion of each executive's total compensation is intended to be variable and to be tied closely to the achievement of specific business objectives and corporate financial goals, as well as the attainment of the executive's individual performance objectives. The Company's executive compensation program also takes into account the compensation practices of companies with whom Unisys competes for executive talent. These companies (the "peer companies") include the principal companies included in the peer group indices in the Performance Graph on page 22 of this proxy statement and additional companies in various industries.

     The three key components of the Company's executive compensation program are base salary, variable incentive compensation and long-term incentive awards in the form of stock options. Overall compensation is intended to be competitive for comparable positions at the peer companies.

BASE SALARY

     Each executive's base salary is initially determined with reference to competitive pay practices and is dependent upon the executive's level of responsibility and experience. The Committee uses its discretion, rather than a formal weighting system, to evaluate these factors and to determine individual base salary levels. Thereafter, base salaries are reviewed periodically, and increases are made based on the Committee's subjective assessment of individual performance, as well as the factors discussed above.

VARIABLE INCENTIVE COMPENSATION

     For 2003, all of the Company's executive officers participated in the Company's executive variable compensation plan. This plan's stated purpose is to motivate and reward elected officers and other key executives for the attainment of corporate and/or individual performance goals. Under the plan, the Committee has the discretion to determine the conditions (including performance objectives) applicable to annual award payments and the amounts of such awards. For 2003, the plan operated as follows.

     Executives were assigned target award amounts for the year, which were typically stated as a percentage of base salary (ranging, in the case of elected officers other than the chief executive officer, from 45% to 75%). Performance goals were also established based upon the financial performance of Unisys (generally, achievement of pre-established objectives for revenue, orders, operating profit, free cash flow and customer satisfaction). The amount available to fund awards under the plan was dependent upon the degree to which corporate financial goals were met. In 2003, although the Company had a good year financially, not all of the Company's stretch goals were achieved. The amount available to fund awards for 2003 reflected this. Actual award amounts could range from zero to 150% of target for all elected officers other than the chief executive officer and from zero to 200% of target for the chief executive officer, depending upon the Committee's assessment of the individual's performance. Given the amount available to fund awards, none of the Company's executive officers in 2003 received more than 55% of target.

LONG-TERM INCENTIVE AWARDS

     Under the Company's long-term incentive plan, stock options may be granted to the Company's executive officers and other key employees. The size of stock option awards is based primarily on individual performance, level of responsibilities with Unisys and the competitive marketplace. The Committee does not determine the size of such awards by reference to the amount or value of stock options currently held by an executive officer.

     Stock options are designed to align the interests of executives with those of stockholders. In 2003, executive officers received stock options with an exercise price equal to the fair market value of Unisys common stock on the date of grant. Current grants vest over four years. This approach is designed to encourage the creation of stockholder value over the long term since no benefit is realized unless the price of the common stock rises over a number of years.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     On April 25, 2002, Lawrence A. Weinbach, the Company's Chairman, President and Chief Executive Officer and the Company entered into the new employment agreement described at page 16. Under this employment agreement, Mr. Weinbach was entitled to a base salary at the rate of $1,400,000 per year, effective April 1, 2002, subject to annual review by the Committee. If the Company met certain financial targets for 2002, the agreement also provided for his salary to increase to at least $1,500,000 in 2003. Not all of the 2002 financial targets were met. Therefore, Mr. Weinbach's salary remained at $1,400,000. Under the agreement, Mr. Weinbach is also eligible for an annual bonus at a target of 100% of base salary, with the actual amount of bonus paid to be determined by the Committee in its sole discretion, based upon such factors as the Committee deems appropriate. As set forth above, not all of the Company's stretch goals for 2003 were achieved. In light of this, the Committee awarded Mr. Weinbach a bonus of $770,000, or 55% of target, for the year. In 2003, Mr. Weinbach was granted the stock options described on page 15.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code imposes a $1 million annual limit on the amount of compensation that may be deducted by the Company with respect to each Named Officer employed as of the last day of the applicable year. The limitation does not apply to compensation based on the attainment of objective performance goals.

     The Company's 2003 Long-Term Incentive and Equity Compensation Plan, approved by the Company's stockholders at the 2003 annual meeting, permits the Committee to design compensation awards to Named Officers that will meet the requirements of section 162(m) of the Internal Revenue Code. The Committee may grant awards under the plan that meet the requirements of section 162(m) of the Internal Revenue Code at such times as the Committee believes that such awards are in the best interests of the Company. The Committee has considered the impact of the deduction limitation and has determined that it is not in the best interests of the Company or its stockholders to base compensation solely on objective performance criteria. Rather, the Committee believes that it should retain the flexibility to base compensation on its subjective evaluation of performance as well as on the attainment of objective goals.

                                                   Compensation Committee (2003)

                                                                 Henry C. Duques
                                                               Melvin R. Goodes*
                                                               Kenneth A. Macke*
---------------

* Mr. Macke retired from the Company's Board of Directors in December 2003, and Mr. Goodes retired at the end of February 2004.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on Unisys common stock during the five fiscal years ended December 31, 2003 with the cumulative total return on the Standard & Poor's 500 Stock Index, the Standard & Poor's Computers (Hardware) Index and the Standard & Poor's 500 IT Services Index. The comparison assumes $100 was invested on December 31, 1998 in Unisys common stock and in each of such indices and assumes reinvestment of any dividends.

                                  [Line Graph]

------------------------------------------------------------------------------------------------------------------
                                              1998        1999        2000        2001        2002        2003
------------------------------------------------------------------------------------------------------------------
 Unisys Corporation                            100          93          42         36          29          43
 S & P 500                                     100         121         110         97          76          97
 S & P 500 IT Services                         100         118          84         89          38          31
 S & P 500 Computer Hardware                   100         144          92         90          63          80

                                GENERAL MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company's directors and officers are required to file reports with the SEC relating to their ownership of Unisys equity securities. During 2003, Kenneth A. Macke had one late report covering one transaction. Mr. Macke is a former director who retired from the Board in December 2003.

POLICY ON CONFIDENTIAL VOTING

     It is the Company's policy that all stockholder proxies, ballots and voting materials that identify the vote of a specific stockholder shall, if requested by that stockholder on such proxy, ballot or materials, be kept permanently confidential and shall not be disclosed to the Company, its affiliates, directors, officers and employees or to any third parties, except as may be required by law, to pursue or defend legal proceedings or to carry out the purpose of, or as permitted by, the policy. Under the policy, vote tabulators and inspectors of election are to be independent parties who are unaffiliated with and are not employees of the Company. The policy provides that it may, under certain circumstances, be suspended in the event of a proxy solicitation in opposition to a solicitation of management. The Company may at any time be informed whether or not a particular stockholder has voted. Comments written on proxies or ballots, together with the name and address of the commenting stockholder, will also be made available to the Company.

STOCKHOLDER PROPOSALS AND NOMINATIONS

     Stockholder proposals submitted to the Company for inclusion in the proxy materials for the 2005 annual meeting of stockholders must be received by the Company by November 18, 2004.

     Any stockholder who intends to present a proposal at the 2005 annual meeting and has not sought to include the proposal in the Company's proxy materials must deliver notice of the proposal to the Company no later than January 22, 2005.

     Any stockholder who intends to make a nomination for the Board of Directors at the 2005 annual meeting must deliver a notice to the Company no later than January 21, 2005 setting forth (i) the name, age, business and residence addresses of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of Unisys capital stock beneficially owned by each nominee, (iv) a statement that the nominee is willing to be nominated and (v) any other information concerning each nominee that would be required by the SEC in a proxy statement soliciting proxies for the election of the nominee.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT

     This proxy statement and the 2003 annual report are available on the Company's Internet site at www.unisys.com/go/proxy and www.unisys.com/go/annual. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail and thus can save the Company the cost of producing and mailing these documents. If you vote your shares over the Internet this year, you will be given the opportunity to choose electronic access at the time you vote. Most stockholders who choose electronic access will receive an e-mail next year containing the Internet address to access the proxy statement and annual report. Your choice will remain in effect until you cancel it. You do not have to elect Internet access each year.

HOUSEHOLDING OF PROXY STATEMENT AND ANNUAL REPORT

     This year, a number of brokers with accountholders who are owners of Unisys common stock will be "householding" our proxy materials. This means that only one copy of this proxy statement and the 2003 annual report may have been sent to you and the other Unisys stockholders who share your address. Householding is designed to reduce the volume of duplicate information that stockholders receive and the Company's printing and mailing expenses.

     If your household has received only one copy of our proxy statement and annual report, and you would prefer to receive separate copies of these documents, either now or in the future, please call us at 215-986-5777, or write us at Investor Relations, A2-15, Unisys Corporation, Unisys Way, Blue Bell, PA 19424-0001. We will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact us in the same manner.

OTHER MATTERS

     At the date of this proxy statement, the Board of Directors knows of no matter that will be presented for consideration at the annual meeting other than those described in this proxy statement. If any other matter properly comes before the annual meeting, the persons appointed as proxies will vote thereon in their discretion.

     The Company will bear the cost of soliciting proxies. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to the beneficial owners of Unisys common stock. Solicitation may also be made personally, or by telephone or telegraph, by the Company's directors, officers and regular employees without additional compensation. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $9,500, plus expenses.

                                          By Order of the Board of Directors,

                                          /s/ Nancy Straus Sundheim
                                          Nancy Straus Sundheim
                                          Senior Vice President, General Counsel
                                          and Secretary
Dated: March 18, 2004

                                                                      APPENDIX A

                               UNISYS CORPORATION

                            AUDIT COMMITTEE CHARTER
                          (APPROVED FEBRUARY 12, 2004)

I.  PURPOSE

     The Audit Committee shall assist the Board of Directors in its oversight of
(1) the integrity of the Corporation's financial statements and its financial reporting and disclosure practices, (2) the soundness of the Corporation's systems of internal controls regarding finance and accounting compliance, (3) the independence and qualifications of the Corporation's independent auditors,
(4) the performance of the Corporation's internal audit function and its independent auditors, and (5) the Corporation's compliance with legal and regulatory requirements and the soundness of the Corporation's ethical and environmental compliance programs. The Audit Committee is also responsible for preparing the report required by the Securities and Exchange Commission (SEC) to be included in the Corporation's annual proxy statement.

II.  MEMBERSHIP

     The Audit Committee shall consist of at least three Directors. The members of the Audit Committee shall meet the independence and expertise requirements of the New York Stock Exchange and the SEC.

     No member of the Audit Committee may serve on the audit committee of more than three public companies, including the Corporation, unless the Board (1) determines that such simultaneous service would not impair the ability of the member to effectively serve on the Audit Committee and (2) discloses this determination in the Corporation's proxy statement.

     The Board shall appoint the members of the Audit Committee at least annually, with one of the members appointed as Committee Chair. Audit Committee members may be replaced by the Board.

III.  RESPONSIBILITIES

     In performing its oversight responsibilities, the Audit Committee shall:

     1. Financial Statement and Disclosure Matters

       a. Review and discuss the Corporation's quarterly financial statements, including disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations", with management and the independent auditors prior to the filing of the Corporation's quarterly report on Form 10-Q, including a discussion with the independent auditors of the matters required to be discussed by Statement of Auditing Standards No. 61 ("SAS No. 61"), as amended.

       b. Review and discuss the Corporation's annual financial statements, including disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations", with management and the independent auditors prior to the filing of the Corporation's annual report on Form 10-K, including a discussion with the independent auditors of the matters required to be discussed by SAS No. 61, as amended.

       c. Discuss with management the Corporation's earnings press releases (paying particular attention to the use of any "pro forma" or "adjusted" non-GAAP information), as well as the nature of financial information and earnings guidance provided to securities analysts and rating agencies. The Audit Committee's discussion in this regard may be general in nature and need not take place in advance of each instance in which the Corporation may provide financial information or earnings guidance.

       d. Discuss with management the Corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation's risk assessment and risk management policies.

       e. Review, with management, the internal auditors and the independent auditors, major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation's selection or application of accounting principles, and major issues as to the adequacy of the Corporation's internal controls and any special audit steps adopted in light of material control deficiencies. In this regard, the Audit Committee should obtain and discuss with management and the independent auditors reports and analyses from management and the independent auditors concerning: (a) all critical accounting policies and practices to be used by the Corporation, (b) significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles ("GAAP") that have been discussed with management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditors and (c) any other material written communications between the independent auditors and management.

       f. Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

       g. Review with the independent auditors (a) any audit problems or other difficulties encountered during the course of the audit process, including any restrictions on the scope of the independent auditors' activities or access to required information and any significant disagreements with management and (b) management's response to such matters. The review should also include discussion of the responsibilities, budget and staffing of Corporation's internal audit function.

       h. Resolve any disagreements between management and the independent auditors regarding financial reporting.

     2. Oversight of the Corporation's Relationship with its Independent
Auditors

       a. Appoint or replace the Corporation's independent auditors (subject, if applicable to stockholder ratification), and approve all fees payable to the independent auditors. The independent auditors shall report directly to the Audit Committee.

       b. Approve, in advance, all audit services, and all non-audit services provided by the Corporation's independent auditors that are not specifically prohibited under the Sarbanes-Oxley Act. In fulfilling this responsibility, the Audit Committee may adopt and amend pre-approval policies with respect to such services.

       c. Review, at least annually, the qualifications, performance and independence of the independent auditors. In conducting its review and evaluation, the Committee should:

          a. Obtain and review a report by the Corporation's independent auditors describing: (i) the auditing firm's internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditors and the Corporation;

          b. Review and evaluate the lead audit partner;

          c. Assure the rotation of the lead audit partner and the audit partner responsible for reviewing the audit as required by law;

          d. Discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the independent auditors;

          e. Consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself;

          f. Take into account the opinions of management and the Corporation's internal auditors;

          g. Present its conclusions with respect to the independent auditors to the Board and, if necessary, recommend that the Board take appropriate action to satisfy itself of the qualifications, performance and independence of the independent auditors;

          h. Set clear hiring policies for employees or former employees of the independent auditors. At a minimum, these policies should provide that any registered public accounting firm may not provide audit services to the Corporation if the CEO, controller, CFO, chief accounting officer or any person serving in an equivalent capacity for the Corporation was employed by such accounting firm and participated in the audit of the Corporation within one year of the initiation of the current audit.

     3. Oversight of the Corporation's Internal Audit Function

       a. Review the appointment and replacement of the Corporation's chief audit executive.

       b. Review the scope and effectiveness of the Corporation's internal audit function including responsibilities, budget and staffing.

       c. Review, with the chief audit executive, the proposed audit plan, including explanations for deviations from the original plan and any difficulties encountered in the course of the internal audit function's work, any restrictions on the scope of work and access to required information.

     4. Compliance Oversight

       a. Review, with the Corporation's general counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

       b. Annually review the Corporation's compliance program for its Code of Ethics and Business Conduct and the results of internal audit's review of the expense accounts of the Corporation's elected officers.

       c. Annually review the status of the Corporation's environmental compliance program.

       d. Establish procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

IV.  MEETINGS; OPERATIONAL MATTERS AND REPORTS

     The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate.

     The Audit Committee is to meet periodically in separate executive sessions with each of management, the Corporation's independent auditors and its chief audit executive.

     The Audit Committee may form and delegate authority to subcommittees when appropriate.

     In connection with its duties and responsibilities, the Audit Committee shall have the authority to retain outside legal, accounting or other advisors, including the authority to approve the fees payable by the Corporation to such advisors and other retention terms.

     The Audit Committee shall annually review its performance. In addition, the Audit Committee shall review and reassess the adequacy of this Charter annually and recommend to the Board any changes it considers necessary or advisable.

     The Audit Committee shall report regularly to the Board, including with respect to any issues that arise with respect to the quality or integrity of the Corporation's financial statements, the Corporation's compliance with legal or regulatory requirements, the performance and independence of the Corporation's independent auditors or the performance of the internal audit function.

V.  LIMITATION OF AUDIT COMMITTEE'S ROLE

     The Audit Committee's role is one of oversight. Management is responsible for preparing the Corporation's financial statements, and the independent auditors are responsible for auditing those financial statements. Management is responsible for the fair presentation of the information set forth in the financial statements in conformity with GAAP. The independent auditors' responsibility is to provide their opinion, based on their audits, that the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Corporation in conformity with GAAP. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements and disclosures are complete and accurate and are in conformity with GAAP. Further, it is not the duty of the Audit Committee to assure compliance with applicable laws and regulations, the Corporation's Code of Ethics and Business Conduct or its environmental compliance program.

                                                                      APPENDIX B

UNISYS CORPORATION

Audit Committee of the Board of Directors
Approved: February 12, 2004

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

I.  PURPOSE

     This Policy sets forth the procedures by which the Audit Committee fulfills its responsibilities with respect to the pre-approval of services performed by the Company's independent auditor.

II.  STATEMENT OF PRINCIPLES

     The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the pre-approval of the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise.

     The Audit Committee will annually review and pre-approve the services and related fees, including the scope and effectiveness of such services, that may be provided by the independent auditor. The Audit Committee may add or subtract to the list of pre-approved services from time to time, based on subsequent determinations.

     The Company's independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor's independence.

III.  DELEGATION

     The Audit Committee may delegate pre-approval authority to one or more of its members. By this Policy, the Audit Committee delegates specific pre-approval authority to its Chair, provided that the estimated fee for any such proposed pre-approved service does not exceed $150,000. The member(s) to whom such authority is delegated shall report, for informational purposes only, any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

IV.  AUDIT SERVICES

     The annual Audit services engagement terms and fees will be specifically pre-approved by the Audit Committee. Audit services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company's consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly review. Audit services also include the attestation engagement for the independent auditor's report on management's report on internal controls for financial reporting. The Audit Committee will monitor the Audit services engagement as necessary and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

     In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval to other Audit services, which are those services that only the independent auditor reasonably can provide. These other Audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

     The Audit Committee has pre-approved the Audit services and related fees listed in Appendix A. All other Audit services not listed in Appendix A must be separately pre-approved by the Audit Committee.

V.  AUDIT-RELATED SERVICES

     Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC'S rules on auditor independence, the Audit Committee may grant pre-approval of Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as "Audit services"; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

     The Audit Committee has pre-approved the Audit-related services and related fees listed in Appendix B. All other Audit-related services not listed in Appendix B must be separately pre-approved by the Audit Committee.

VI.  TAX SERVICES

     The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor's independence, and the SEC has stated that the independent auditor may provide such services. Hence, the Audit Committee believes it may grant pre-approval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC's rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may be questionable in the Internal Revenue Code and related regulation interpretations. The Audit Committee may consult with the Company's Vice President Worldwide Tax Services or outside counsel to determine that the tax planning and reporting positions are consistent with this policy.

     Pursuant to the preceding paragraph, the Audit Committee has pre-approved the Tax services and related fees listed in Appendix C. All Tax services involving large and complex transactions not listed in Appendix C must be separately pre-approved by the Audit Committee, including tax services proposed to be provided by the independent auditor to any executive officer of the Company, in his or her individual capacity, whether such services are paid for by the Company or by the individual.

VII.  ALL OTHER SERVICES

     The Audit Committee believes, based on the SEC's rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC's rules on auditor independence.

     The Audit Committee has pre-approved the All Other services and related fees listed in Appendix D. Permissible All Other services not listed in Appendix D must be separately pre-approved by the Audit Committee.

     The Audit Committee shall not pre-approve any service by the independent auditor that is prohibited based upon SEC rules. A list of the SEC's prohibited non-audit services is attached to this policy as Exhibit 1. The SEC's rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VIII.  PRE-APPROVAL FEE LEVELS OR BUDGETED AMOUNTS

     The Audit Committee shall at least annually pre-approve fee levels or budgeted amounts for all services to be provided by the independent auditor. Any proposed services exceeding these levels or amounts will require specific pre-approval by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services, and the total amount of fees for services classified as All Other services.

IX.  SUPPORTING DOCUMENTATION

     With respect to each proposed pre-approved service, the independent auditor will provide detailed back-up documentation, which will be provided to the Audit Committee, regarding the specific services to be provided.

X.  PROCEDURES

     All requests or applications for services to be provided by the independent auditor that do not require separate approval by the Audit Committee will be submitted to the Company's Chief Audit Executive in advance of providing the service and must include a detailed description of the services to be rendered. The Chief Audit Executive will determine whether such services are included within the list of services that have received the pre-approval of the Audit Committee and will communicate to the independent auditor the result of that determination. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

     Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee, along with the proposed fees, by both the independent auditor and the Chief Audit Executive, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence.

     The Audit Committee has designated the Chief Audit Executive to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this policy. The Chief Audit Executive will report to the Audit Committee on a periodic basis on the results of its monitoring. Both the Chief Audit Executive and management will immediately report to the chairman of the Audit Committee any breach of this policy that comes to the attention of the Chief Audit Executive or any member of management.

     The Audit Committee will also review the Chief Audit Executive's annual internal audit plan to determine that the plan provides for the monitoring of the independent auditor's services.

     Engagement letters for services approved in accordance with the above procedure must be:

     - For tax services, signed by the Company's Vice President Worldwide Tax Services.

     - For all other services, signed by the Company's Chief Financial Officer.

     - For all services, signed by a partner from the local office of the audit firm and approved by a partner from the Corporate engagement team of the audit firm.

       XI.  ADDITIONAL REQUIREMENTS

     The Audit Committee has determined to take additional measures on an annual basis to meet its responsibility to oversee the work of the independent auditor and to assure the auditor's independence from the Company, such as reviewing a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard No. 1, and discussing with the independent auditor its methods and procedures for ensuring independence.

                                                                       EXHIBIT 1

                         PROHIBITED NON-AUDIT SERVICES

     - Bookkeeping or other services related to the accounting records or financial statements of the audit client

     - Financial information systems design and implementation

     - Appraisal or valuation services, fairness opinions or contribution-in-kind reports

     - Actuarial services

     - Internal audit outsourcing services

     - Management functions

     - Human resources

     - Broker-dealer, investment adviser or investment banking services

     - Legal services

     - Expert services unrelated to the audit

UNISYS CORPORATION
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8652
EDISON, NJ 08818-8652

Unisys Corporation encourages you to take advantage of the convenient ways to vote your shares on proposals covered in this year's proxy statement. You may vote through the Internet, by telephone or by mail. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, dated, signed and returned the proxy card.

           VOTE THROUGH THE INTERNET OR BY TELEPHONE OR BY MAIL

1.    VOTE THROUGH THE INTERNET

      Log onto the Internet at http://www.eproxyvote.com/uis, 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site and follow the instructions provided.

2.    VOTE BY TELEPHONE

      Using a touch-tone telephone, call toll-free 1-877-779-8683, 24 hours a day, 7 days a week from the U.S. and Canada. Have your proxy card in hand when you call and follow the instructions provided.

3.    VOTE BY MAIL

      Mark, date, sign and return your proxy card in the enclosed envelope.

If you vote through the Internet or by telephone, do not return the proxy card.

                              THANK YOU FOR VOTING
            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL


                                                                            5351
[X]

Please mark your
vote as in
this example.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is given, this proxy will be voted FOR the election of directors and the trustee for the Savings Plan will vote as described on page 2 of the proxy statement.

--------------------------------------------------------------------------------
              The Board of Directors recommends a vote FOR Item 1.
--------------------------------------------------------------------------------

1.    Election of Directors.

      FOR      WITHHELD
      ALL      FROM ALL
      [ ]      [ ]


    ----------------------------------------
[ ] For all, except nominee(s) written above

Nominees:

01. Henry C. Duques
02. Clayton M. Jones
03. Theodore E. Martin
04. Lawrence A. Weinbach

MARK HERE IF AN ADDRESS CHANGE OR COMMENT HAS BEEN NOTED ON THE REVERSE SIDE OF THIS CARD [ ]

MARK HERE TO HAVE YOUR VOTE REMAIN CONFIDENTIAL [ ]

Signature:                    Date:           Signature:              Date:

Please sign exactly as name appears hereon. If held in joint tenancy, all persons must sign. When signing as executor, administrator, trustee, guardian, corporate officer, etc., please give your full title.

                                     UNISYS
                         Annual Meeting of Stockholders
                                 April 22, 2004
                                    9:30 a.m.
                             The Hilton Inn at Penn
                               3600 Sansom Street
                           Philadelphia, Pennsylvania
                             YOUR VOTE IS IMPORTANT
                              THANK YOU FOR VOTING

                                   DETACH HERE

                               UNISYS CORPORATION

            PROXY FOR ANNUAL MEETING TO BE HELD APRIL 22, 2004
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James J. Duderstadt, Edwin A. Huston and Lawrence A. Weinbach, and each of them, proxies, with power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the 2004 Annual Meeting of Stockholders of Unisys Corporation, and at any adjournments thereof, as directed on the reverse side hereof with respect to the items set forth in the accompanying proxy statement and in their discretion upon such other matters as may properly come before the meeting. This card also provides voting instructions (for shares credited to the account of the undersigned, if any) to the trustee for the Unisys Savings Plan (the "Savings Plan") as more fully described on page 2 of the proxy statement.

    IF YOU ARE VOTING BY MAIL, PLEASE MARK, DATE, SIGN AND RETURN THIS
          PROXY/VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE
               (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

    Please note any change of address or comments below and mark box on the reverse side of this card.

P
R
O
X
Y